Exhibit 99.3

MidSouth Bancorp, Inc.
NYSE-Amex: MSL
4Q11 Supplemental Materials
January 31, 2012

Reported vs. Operating Earnings

4Q11 Acquisitions - Balance
Sheet Impact

MidSouth Bancorp, Inc.

Reported vs. Operating Earnings

MidSouth Bancorp, Inc.

	Fourth Quarter 2011	Third Quarter 2011	Second Quarter 2011	First Quarter 2011	Fourth Quarter 2010
Net Interest Income	$ 13,075	$ 11,658	$ 10,531	$ 9,941	$ 10,506
FTE Adjustment	326	334	349	382	393
Less: Other Adjustments	(87) (4)	-	-	-	(298) (5)
Net Interest Income, FTE, as adjusted	13,314	11,992	10,880	10,323	10,601
Noninterest Income	3,420	3,398	3,213	3,030	3,456
Less: Realized Gains on Securities Sold	-	-	(58)	(41)	-
Total Revenues, as adjusted (FTE)	16,734	15,390	14,035	13,312	14,057
Noninterest Expense	14,169	13,175	11,233	10,727	10,798
Less: Adjustments	(1,300) (1)	(876) (2)	(251) (3)	-	-
Noninterest Expense, as adjusted	12,869	12,299	10,982	10,727	10,798
Pre-tax, pre-provision earnings, as adjusted	3,539	2,757	$ 2,704	$ 2,203	$ 2,866
Earnings per share, as reported	$ 0.09	$ 0.03	$ 0.10	$ 0.05	$ 0.16
Effect of merger related costs, after-tax	0.08	0.06	0.02	-	
Effect of accretion - repayment of TARP	-	0.05	-	-	
Operating Earnings per share	$ 0.17	$ 0.14	$ 0.12	$ 0.05	$ 0.16

(1) 4Q11 Non-recurring noninterest expense items - Merger related charges ($1,300,000)

(2) 3Q11 Non-recurring noninterest expense items - Merger related charges ($876,000)

(3) 2Q11 Non-recurring noninterest expense items - Merger related charges ($251,000)

(4) 4Q11 Non-recurring interest income - recovery of interest on large non-accrual loan ($87,000)

(5) 4Q10 Non-recurring interest income - recovery of interest on large non-accrual loan ($298,000)

	Beacon Federal Tyler Branch Fair Value ($000's)		First Louisiana Fair Value ($000's)		4Q11 Totals
Cash and Due From	$ 248		$ 2,774		$ 3,022
Investments and Fed Funds Sold	51,922		61,908		113,830
Loans, net	22,160	(1)	47,952	(4)	70,112
Pemises and Equipment, net	441		3,678		4,119
Core Deposit Intangible	1,126	(2)	3,434	(5)	4,560
Goodwill	3,854		4,108		7,962
Other Assets	51		641		692
Total Assets	$ 79,802		$ 124,495		$ 204,297
DDA and Savings	$ 20,667		$ 63,385		$ 84,052
Time Deposits	59,130	(3)	40,606	(6)	99,736
Other Liabilities	5		167		172
Total Liabilities	$ 79,802		$ 104,158	(7)	$ 183,960

(1) Face value of loans purchased were $24.0 million, which resulted in a fair value mark of $1.8 million or 7.5%. No impaired loans purchased. All discount is accretable yield. Avg. per quarter accretion for 2012 = $150,000

(2) CDI amortized over 10 years using straight line method, or approximately $28,000 per quarter.

(3) CD's include a fair value mark of $373,000. Results in reduction of effective interest expense recognized on CD's.

(4) Face value of loans purchased were $48.6 million, which resulted in a fair value mark of $0.7 million or 1.4%. No impaired loans purchased. All discount is accretable yield. Avg. per quarter accretion for 2012 = $103,000

(5) CDI amortized over 10 years using straight line method, or approximately $86,000 per quarter.

(6) CD's include a fair value mark of $134,000. Results in reduction of effective interest expense recognized on CD's.

(7) Amounts presented represent assets purchased and liabilities assumed under purchase and assumption (P&A) agreement Consideration paid under P&A agreement was 725,000 shares at $12.19 market value on closing date plus $11.5 million cash or total consideration of $20.3 million, which represents difference in Total Assets vs. Total Liabilities